Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2005 Performance Incentive Plan of NCI, Inc. of our reports dated March 5, 2010, with respect to the consolidated financial statements and schedule of NCI, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of NCI, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, VA

March 5, 2010